AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CON TV, LLC

THE INTERESTS IN THIS COMPANY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND THE APPLICABLE STATE SECURITIES LAWS, OR THE COMPANY WILL HAVE RECEIVED AN OPINION OF COUNSEL (WHICH COUNSEL AND OPINION WILL BE SATISFACTORY TO THE COMPANY’S COUNSEL) THAT REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

THE INTERESTS IN THIS COMPANY ARE SUBJECT TO THE RESTRICTIONS AND PROVISIONS OF THIS OPERATING AGREEMENT AND MAY ONLY BE DISPOSED OF OR ENCUMBERED IN COMPLIANCE HEREWITH.

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

CON TV, LLC

This Amended and Restated Operating Agreement (“Agreement”) is dated as of July 1, 2015 (the “Effective Date”), and is among Con TV, LLC, a Delaware limited liability company (the “Company”); and the entities executing this Agreement as “Members” (as set forth on Schedule A attached hereto).

On June 26, 2014, the Company was formed by the filing of Certificate of Formation with the Delaware Secretary of State under the Delaware Limited Liability Company Act (the “Act”).

On August 27, 2014, the Members (defined below) entered into the Operating Agreement of the Company, which the Members now wish to amend and restate as set forth herein.

The Members hereby adopt this Agreement as the “operating agreement” of the Company under the Act to set forth the rules, regulations and provisions regarding the management and business of the Company, the governance of the Company, the conduct of its business, and the rights and privileges of its Members.

In consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
BUSINESS PURPOSES AND OFFICES

1.1 Business Purpose. The business purpose of the Company will be to fund, design, create, launch, and operate a digital network, worldwide in scope, which will distribute digital, on-demand entertainment via the internet and other consumer digital distribution platforms and media (e.g., gaming consoles, set-top boxes, handsets, and tablets) (“Network”), all in accordance with this Agreement, as well as the development of an e-commerce retail solution and the creation of original content for the Network. The Company will be an association among the Members only for such specifically authorized business purpose and will not be deemed to create any association among the Members with respect to any other activities whatsoever other than the activities within such business purpose described herein. The Company will not engage in any other business without the unanimous written consent of its Class A Members.

1.2 Principal Office. The principal business office of the Company will be located at Cinedigm’s corporate headquarters, currently, 1901 Ave. of the Stars, 12th Floor, or at such other place(s) as the Board (defined below) may determine from time to time.

1.3 Registered Office and Resident Agent. The location of the registered office and the name of the resident agent of the Company in the State of Delaware will be as stated in the Certificate (defined below), or as will be determined from time to time by the Board and appropriately filed with the Delaware Secretary of State as required by the Act.

1.4 Formation. Fernando Cortez was an “authorized person” within the meaning of the Act and for purposes of executing, delivering and filing the Certificate with the Delaware Secretary of State. Upon execution of this Agreement, each Member will be and continue as an “authorized person” within the meaning of the Act. Each Member was admitted to the Company as a member at the time of filing of the Certificate, and the Certificate is hereby ratified by the Members upon execution of this Agreement.

ARTICLE 2
DEFINITIONS

2.1 Terms Defined Herein. Certain terms used in this Agreement are defined in the Tax Exhibit (defined below) or elsewhere in this Agreement. As used herein, the following terms will have the following meanings, unless the context otherwise specifies:

“2015 Recapitalization” means the recapitalization of the Company accompanying the increased capital commitment of Cinedigm, the adjustment to Percentage Interests of the Members set forth in this amended and restated Agreement as of the Effective Date, and the adjustment to the manner in which both Available Cash and Liquidation Proceeds shall be distributed following the Effective Date.

“Act” means the Delaware Limited Liability Company Act, as amended or replaced from time to time.

“Adjusted Capital Contribution” means with respect to a Class A Member or Class C Member, the total amount of Capital Contributions of such Class A Member or Class C Member, minus the total amount of Distributions to such Class A Member or Class C Member under Section 4.1(b)(2) (including by virtue of Section 4.2(c) below).

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any partner, member, shareholder, manager, officer or director of the Person in question or Person performing a similar function for the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Operating Agreement of the Company, as amended from time to time.

“Allocations” means any allocations among the Members and Assignees of Income, Loss, Credits or items thereof (as such terms are defined in the Tax Exhibit).

“Appraised Value” means the fair market value of the Units held by Wizard World on the last day of the month ended prior to the exercise of the Put Right, as determined through the following process: (i) if the Company and Wizard World cannot mutually agree, negotiating in good faith, on the Appraised Value within the 30 day period following Wizard World’s exercise of the Put Right, then (ii) the valuation will be made by a valuation consultant or an investment banker of recognized standing selected by the Company and Wizard World or, if they cannot agree on a valuation consultant or an investment banker within 5 days after the last day of the 30 day negotiating period, each of the Company and Wizard World will select a valuation consultant or an investment banker of recognized standing, and the two valuation consultants will jointly designate a third valuation consultant or an investment banker of recognized standing, whose valuation will be determinative of the Appraised Value. The cost of the valuation will be divided equally between the Company and Wizard World.

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“Assignee” means a Person to whom all or part of a Member’s Interest or Economic Rights has been Transferred, but who has not been admitted as a Substitute Member with respect to such Transferred Interest or Economic Rights.

“Available Cash” means the aggregate amount of cash on hand or in bank, money market or similar accounts of the Company at any given time derived from any source (other than Capital Contributions and Liquidation Proceeds) which the Board determines is available for distribution to the Members in accordance with the Act and any applicable loan covenants after all current debt service obligations of the Company are satisfied, after any Required Distributions and after taking into account any amount required or appropriate to maintain a reasonable amount of Reserves.

“Bankruptcy” means, with respect to any Person, the entry of an order for relief against such Person under the United States Bankruptcy Code, the insolvency of such Person under any state insolvency act or any other event of “bankruptcy” with respect to such Person as described in the Act.

“Board” has the meaning set forth in Section 6.1.

“Bristol” means Bristol Capital, LLC, a Delaware limited liability company, a Member.

“Business” means the business to be conducted by the Company in accordance with this Agreement.

“Capital Account” means the separate bookkeeping account established and maintained for each Member by the Company as authorized by Section 3.5.

“Capital Contribution,” with respect to a Member, means the total amount of cash and the net Fair Value of property contributed by such Member (or his predecessor in interest) to the capital of the Company.

“Cinedigm” means Cinedigm Entertainment Corp., a Member.

“Certificate” means the Certificate of Formation of the Company filed with the Delaware Secretary of State, as amended from time to time.

“Class A Members” means those Persons executing this Agreement as Class A Members of the Company, or otherwise becoming bound by this Agreement as Class A Members of the Company as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a Class A Member of the Company by virtue of holding Class A Units. The Class A Members are set forth on Schedule A attached hereto which shall be updated from time to time by the Board to reflect the then current Class A Members of the Company.

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“Class A Units” means the Class A voting membership units of the Company. The number of Class A Units owned by each Class A Member is set forth on Schedule A hereto, which shall be updated from time to time by the Board to reflect the number of Class A Units then owned by each Class A Member.

“Class B Members” means those Persons executing this Agreement as Class B Members of the Company, or otherwise becoming bound by this Agreement as Class B Members of the Company as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a Class B Member of the Company by virtue of holding Class B Units. The Class B Members are set forth on Schedule A attached hereto which shall be updated from time to time by the Board to reflect the then current Class A Members of the Company. Class B Members shall have no right to vote in meetings of Members or in connection with other actions of Members or to grant approvals or give consents. The number of Class B Units owned by each Class B Member is set forth on Schedule A hereto, which shall be updated from time to time by the Board to reflect the number of Class B Units then owned by each Class B Member.

“Class B Units” means the Class B non-voting, profits interest membership units of the Company. The number of Class B Units owned by each Class B Member is set forth on Schedule A hereto, which shall be updated from time to time by the Board to reflect the number of Class B Units then owned by each Class B Member.

“Class C Members” means those Persons executing this Agreement as Class C Members of the Company, or otherwise becoming bound by this Agreement as Class C Members of the Company as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a Class C Member of the Company by virtue of holding Class C Units. The Class C Members are set forth on Schedule A attached hereto which shall be updated from time to time by the Board to reflect the then current Class C Members of the Company.

“Class C Units” means the Class C voting membership units of the Company. The number of Class C Units owned by each Class C Member is set forth on Schedule A hereto, which shall be updated from time to time by the Board to reflect the number of Class C Units then owned by each Class C Member.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or corresponding provisions of future laws.

“Company” means Con TV, LLC, a Delaware limited liability company.

“Distributions” means any distributions by the Company to the Members and Assignees of Available Cash, Required Distributions or Liquidation Proceeds.

“Economic Rights” has the meaning set forth in Section 9.3.

“Exclusivity Term” has the meaning set forth in Section 6.6 (a).

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“Fair Value” of an asset or property means its fair market value.

“Gross Asset Value” means, with respect to property, the property’s adjusted basis for federal income tax purposes, except that:

(a) the initial Gross Asset Value of contributed property other than cash shall be the gross Fair Value of such property, as agreed by the Members as evidenced in this Agreement;

(b) the Gross Asset Values of all property shall be adjusted to equal its respective Fair Values as of the times of any Revaluation;

(c) the Gross Asset Value of any property distributed to any Member shall be adjusted to equal the gross Fair Value of such property on the date of distribution as determined by the distributee and the Board; provided, however, if the distributee is a related party with respect to the Board, the agreement as to value shall require the consent of the remaining Members (excluding the distributee); and

(d) the Gross Asset Value of property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m).

“Initial Capital Contributions” has the meaning set forth in Section 3.1.

“Interest” refers to all of a Member’s rights and interests in, and obligations to, the Company in its capacity as a Member, all as provided in the Certificate, this Agreement and the Act as represented by Units. “Interest” does not include a Member’s rights as a lender to or creditor of the Company, as an independent contractor of the Company, or in any other similar capacity. For purposes of the Uniform Transfer on Death Security Registration Act or any similar applicable legislation and for purposes of granting and perfecting a security interest, an Interest in the Company will be and is a “security” as defined in and governed by Article 8 of the Uniform Commercial Code.

“Involuntary Transfer” means, with respect to an Interest and despite the Transfer restrictions set forth in this Agreement, that the Interest (or a portion thereof) has been Transferred (i) by operation of law (such as, without limitation, Transferred to a Member’s trustee in Bankruptcy or Transferred to a guardian or conservator of an incompetent person or Transferred by court order, but not including Transfer upon death), (ii) pursuant to a dissolution of marriage or legal separation or (iii) under levy of attachment or charging order or upon foreclosure of a pledge or security interest.

“Majority in Interest” means any Class A Members and Class C Members holding an aggregate of more than 50% of the Class A Units and Class C Units held by all Class A Members and Class C Members. Whenever this Agreement provides that a Majority in Interest is to be determined by excluding a Class A Member(s) or Class C Member(s) or is to be determined out of only certain Class A Members or Class C Members, then a Majority in Interest means any non-excluded Class A Members or non-excluded Class C Members holding an aggregate of more than 50% of the Class A Units and Class C Units held by all of the non-excluded Class A Members and non-excluded Class C Members. Class B Units shall not be taken into account in calculating a Majority in Interest.

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“Members” means those Persons executing this Agreement as members of the Company, or otherwise becoming bound by this Agreement as members of the Company as provided in this Agreement, including any Substitute Members, in each such Person’s capacity as a member of the Company. The Members are set forth on Schedule A attached hereto. Schedule A will be updated from time to time by the Board to reflect the then current Members of the Company.

“Network” means has the meaning set forth in Section 1.1.

“Opportunity Notice” has the meaning set forth in Section 6.6 (c).

“Percentage Interest,” means, with respect to each Member, at any given time, a fraction (expressed as a percentage carried to the second decimal place) the numerator of which is the number of Units owned by such Member at such time, and the denominator of which is the total number of Units owned by all Members at such time. The Percentage Interests of the Members are set forth on Schedule A attached hereto. The Percentage Interests will be subject to adjustment from time to time as provided by this Agreement. Schedule A attached hereto will be updated from time to time by the Board to reflect the then current Percentage Interests of each Member.

“Person” means any natural person, partnership, limited liability company, corporation, association, cooperative, trust, estate, custodian, nominee or other individual or entity in its own or representative capacity.

“Pre-Recapitalization Contributions” means, with respect to a Class A Member, the Capital Contributions made by such Class A Member prior to the 2015 Recapitalization.

“Prime Rate” means the annual rate of interest reported from time to time in The Wall Street Journal under the column “Money Rates” (or any successor column) as being the “Prime Rate”.

“Property” means all properties and assets that the Company may own or otherwise have an interest in (to the extent of such interest) from time to time.

“Required Distribution” means, with respect to each taxable year of the Company, an amount equal to the net income of the Company for Federal income tax purposes multiplied by the Maximum Combined Marginal Rate. The “Maximum Combined Marginal Rate” means the percentage determined by adding the maximum marginal federal income tax rate and the maximum marginal state income tax rate in the State of California for individuals filing joint returns.

“Reserves” means amounts set aside from time to time by the Board as authorized by Section 4.8 of this Agreement.

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“Revaluation” has the meaning set forth in the Tax Exhibit.

“ROAR” means ROAR, LLC, a California limited liability company, a Member.

“Streaming” has the meaning set forth in Section 6.6 (a).

“Substitute Member” has the meaning set forth in Section 9.2 of this Agreement.

“Tax Exhibit” means the additional definitions and provisions that are contained in Schedule B attached hereto.

“Transfer” or “Transferred” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise, including, without limitation, upon Bankruptcy, death, divorce, marriage dissolution or otherwise.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

“Units” means the Class A Units, Class B Units and Class C Units.

“Withdraw” or “Withdrawal” means any action taken by a Member which is intended by such Member to be in the nature of a resignation, retirement, withdrawal, quitting or otherwise voluntarily ceasing to be a Member of the Company.

“Wizard World” means Wizard World, Inc., a Member.

2.2 Other Definitional Provisions.

(a) As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, will have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) Words of the masculine gender will be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number will be deemed to include the plural number, and vice versa, where applicable.

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ARTICLE 3
CAPITAL CONTRIBUTIONS AND LOANS

3.1 Initial Capital Contributions. The Class A Members have made the Capital Contributions (cumulatively, the “Initial Capital Contributions”) to the Company in cash as set forth on Schedule A and Wizard World has contributed the trademark and URLs set forth on Schedule A as a non-cash capital contribution. The Members have been or are hereby issued the Units (including any reduction in previously issued Units) set forth on Schedule A.

3.2 Capital Contributions for Units; Past Expense Allocations.

(a) Cinedigm shall, from the Effective Date, be responsible as between Cinedigm and Wizard World for funding 100% of the operating costs and the costs of acquiring and distributing original programming pursuant to budgets approved by the Board (the “On-Going Costs”) either in cash or through allocated costs as additional Capital Contributions; provided, however, that Wizard World shall only be obligated to fund On-Going Costs in the amount of $25,000 in cash on an on-going monthly basis for a period of 12 months following the Effective Date and the On-Going Costs for which Wizard World is responsible shall in no event exceed $300,000 in the aggregate, as an additional Capital Contribution. Cinedigm is hereby granted the Class C Units and Wizard World’s Class A Units are reduced to the amounts as set forth on Schedule A. Wizard World’s funding obligation set forth in the previous sentence shall cease at the end of the month of the first to occur of (x) the sale by Wizard World of the all of the Units owned by Wizard World or (y) a public offering of securities of the Company. Capital Contributions in respect of On-Going Costs shall not result in the granting of additional Units, unless approved by the Board.

(b) Wizard World shall pre-pay $300,000 of On-Going Costs, representing its commitment pursuant to Section 3.2 (a), $150,000 of which shall be paid upon execution hereof and $150,000 of which shall be paid within 90 days of Wizard World’s execution of this Agreement, which $300,000 amount shall not be adjusted in the event the total amount of the first 12 months’ of On-Going Costs (or any monthly amount therein) shall be less than $25,000 per month; provided that in the event the Company is dissolved within the first 12 months after the Effective Date pursuant to Section 10.1 (b), the Company shall repay the pro rata share of such $300,000 actually paid by Wizard World, taking into account the number of days elapsed from the Effective Date to the date of dissolution within the first 12 months. In addition, Wizard World shall pay the Company upon execution of this Agreement $305,019.81, representing Wizard World’s unpaid share of Company expenses incurred prior to the Effective Date.

3.3 Amended License Agreement and Amended Services Agreement. Wizard World has entered into an a License Agreement as amended by an amended and restated agreement dated of even date herewith (a “License Agreement”) and a Services Agreement, as amended by an amended and restated agreement dated of even date herewith ( a “Services Agreement”) attached as Schedule C pursuant to which it agrees to license certain proprietary intellectual property to the Company and to perform certain services on a free and/or at-cost basis for the Company. The Members agree that entering into such agreements are material actions.

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3.4 Additional Capital Contributions. No Member will be required to make any additional Capital Contributions to the Company beyond those set forth in this Article 3, except as approved by the Member in its sole discretion.

3.5 Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with the Tax Exhibit.

3.6 Capital Withdrawal Rights, Interest and Priority. Except as otherwise expressly provided in this Agreement, (i) no Member will be entitled to withdraw, receive any return of or reduce such Member’s Capital Contribution or Capital Account or to receive any distributions from the Company, (ii) no Member will be entitled to demand or receive Property other than cash in return for its Capital Contribution or as part of any Distribution, (iii) no Member will be entitled to receive or be credited with any interest on any Capital Contribution or the balance in such Member’s Capital Account at any time, and (iv) no Member will have any priority over any other Member as to the return of the Capital Contribution of such Member or the balance in such Member’s Capital Account.

3.7 Loans and Guarantees From Members.

(a) Any Member or Affiliate of a Member may make (but will not be obligated to make) a loan to the Company in such amounts, at such times and on such terms as may be approved in good faith by the Board. Loans by any Member or Affiliate of a Member to the Company will not be considered as contributions to the capital of the Company. The Company will repay all loans made by the Members and their Affiliates to the Company before the distribution of any Available Cash to the Members under Section 4.1(b). If there are two or more loans from the Members or their Affiliates to the Company at any time, such loans will be treated on a pari passu basis and all loan payments made by the Company on such loans will be made proportionately.

(b) No Member will be obligated to guarantee or cause any other Person to guarantee personally or provide any personal collateral to secure the obligations of the Company.

(c) A Member or an Affiliate of a Member who makes a loan to the Company will have no fiduciary or other duty to not declare a default or event of default or to not initiate any collection, enforcement or foreclosure actions or proceedings by it as a lender upon the occurrence of a default by the Company (even if such default by the Company could have been avoided or cured by an additional Capital Contribution or loan by such Member or an Affiliate of the Member).

3.8 Profits Interest. The Class B Units of ROAR and Bristol were intended to be, and are, a “profits interest” within the meaning of section 2.02 of Rev. Proc. 93-27 (as subsequently clarified by Rev. Proc. 2001-43), and any provision in this Agreement to the contrary is hereby revised to the extent necessary to cause such Percentage Interest to be a profits interest on the date of its issuance by the Company.

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3.9 No Personal Liability. Except as otherwise expressly provided in this Agreement, no Member will be personally liable for the return of any Capital Contributions of, or loans made by, the Members or any portion thereof and the return of Capital Contributions and repayment of loans will be made solely from the Company’s assets. Except as otherwise expressly provided in this Agreement, the Members will not be personally liable for the payment or performance of the debts and other obligations of the Company, except as and to the extent the Member expressly agrees to be personally bound.

3.10 No Liability for Restoration of Negative Capital Account. Notwithstanding anything in this Agreement to the contrary, no Member will have an obligation to contribute additional capital to the Company to restore a negative Capital Account balance to zero (unless and to the extent such negative Capital Account balance results from an inaccurate distribution made to or received by a Member that results in another Member having a final positive Capital Account balance).

ARTICLE 4
ALLOCATIONS AND DISTRIBUTIONS

4.1 Non-Liquidation Cash Distributions. The amount, if any, of Available Cash shall be determined by the Board from time to time and shall be distributed to the Members as follows:

(a) First, to the Members in accordance with their respective allocation of Income pursuant to Section 4.4 in an aggregate amount with respect to each taxable year of Company equal to the Required Distribution. Such annual distribution shall be made within ninety (90) days after the end of the taxable year; then

(b) Second, any remaining Available Cash after application of Section 4.1(a), if applicable, shall be distributed to the Members at such times as determined by the Board in its sole discretion as follows:

(1) To the Class A Members, pro rata in accordance with their relative Pre-Recapitalization Contributions, until each Class A Member has received cumulative distributions under this Section 4.1(b)(1) equal to such Class A Member’s Pre-Recapitalization Contributions; then

(2) To the Class A and Class C Members until they have received cumulative distributions under this Section 4.1(b)(2) equal to all Capital Contributions made by them after the 2015 Recapitalization; and then

(3) To the Members in accordance with their respective Percentage Interests.

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4.2 Liquidation Distributions. Liquidation Proceeds will be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to Members to the extent otherwise permitted by law) and the expenses of liquidation; then

(b) To the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such Person to an independent escrow agent, to be held by such agent or its successor for such period as such Person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided; then

(c) To the Class A Members, pro rata in accordance with their relative Pre-Recapitalization Contributions, until each Class A Member has received cumulative distributions under Section 4.1(b)(1) and this Section 4.2(c) equal to such Class A Member’s Pre-Recapitalization Contributions; then

(d) To the Class A and Class C Members until they have received cumulative distributions under Section 4.1(b)(2) and this Section 4.2(d) equal to all Capital Contributions made by them after the 2015 Recapitalization; and then

(e) To the Members in accordance with their respective Percentage Interests.

4.3 Profits, Losses and Distributive Shares of Tax Items. The Company’s net income or net loss, as the case may be, for each taxable year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company in accordance with Article 8 hereof, will be allocated to the Members for both financial accounting and income tax purposes as set forth in this Article 4, except as otherwise provided for herein or unless all Members agree otherwise.

4.4 Allocation of Income, Loss and Credits.

(a) Except as otherwise provided in the Tax Exhibit, Income and Losses for any taxable year or other period shall be allocated among the Members to the extent necessary to cause the Capital Account balance of each Member (as determined after reflection therein of allocations for such period under the Tax Exhibit) to equal (i) the amount that would be distributable to such Member under Section 4.2, if, on the last day of such taxable year, the Company sold all of its remaining assets for an amount equal to their respective Gross Asset Values (limited with respect to each Nonrecourse Liability to the Gross Asset Value securing that liability) and applied all remaining proceeds in accordance with Section 4.2 on the last day of such taxable year reduced by (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain immediately prior to the hypothetical sale.

(b) Credits for any taxable year or other period shall be allocated among the Class A and Class C Members in accordance with their respective Percentage Interests.

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4.5 Special Tax Rules. The special tax rules set forth in the Tax Exhibit will override any other provision of this Article 4.

4.6 No Priority. Except as may be otherwise expressly provided in this Agreement, no Member will have priority over any other Member as to Company income, gain, loss, credits and deductions or distributions.

4.7 Tax Withholding. Notwithstanding any other provision of this Agreement, the Board is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any withholding, estimated tax or similar requirements established under any federal, state or local tax law, including, without limitation, withholding on any distribution to any Member and/or requiring that a Member pay to the Company any amount required by the Company to pay over to a governmental authority as a withholding, estimated tax or similar payment on behalf of such Member. For all purposes of this Article 4, any amount withheld on any distribution and paid over to the appropriate governmental body will be treated as if such amount had in fact been distributed to the Member. Each Member agrees to execute such consents and elections as may be required by the taxing authority of any state or local government in which the Company does business and generates taxable income so that the Company will not be required to withhold on the taxable income of the Company allocated to such Member for such state or locality.

4.8 Reserves. The Board will have the right to establish, maintain and expend reasonable Reserves to provide for working capital, for debt service, for expected operating deficits, for facility expansions or replacements, for future investments, for original content production and acquisition, and for such other purposes as the Board may deem necessary or advisable.

ARTICLE 5
MEMBERS’ MEETINGS

5.1 Meetings of Members; Place of Meetings. If required by the Act, an annual meeting of the Members will be held on the second Tuesday in February of each year or on such other date as the Class A Members and Class C Members may determine. Special meetings may be called at any time by any Class C Member. Meetings (whether annual, regular or special meetings) of the Members may be held for any purpose or purposes, unless otherwise prohibited by statute. All meetings of the Members will be held at such place within the Los Angeles area as will be stated in the notice of the meeting or at any other location agreed upon by all of the Members. The Members of the Company may participate in a meeting by means of conference telephone or similar communication equipment whereby all of the Members participating in the meeting can hear each other, and participation in a meeting in this manner will constitute presence in person at the meeting.

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5.2 Quorum; Voting Requirement. The presence, in person or by valid proxy, of the Class C Member will constitute a quorum for the transaction of business by the Members. The affirmative vote of a Majority in Interest will constitute a valid decision of the Members, except where a vote by a greater percentage is required by the Act, the Certificate or this Agreement. Whenever the consent or approval of the Members is required in this Agreement for any transaction or act of the Company, such consent or approval will be required by Class A Members and Class C Members holding the applicable aggregate Percentage Interests as stated in this Agreement and there will be no requirement that the majority of the Members, by number, approve or consent to any transaction or act.

5.3 Proxies. At any meeting of the Members, every Class A Member or Member having the right to vote will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Class A Member or Class C Member and bearing a date not more than one year before such meeting.

5.4 Notice. Written notice stating the place, day and hour of each meeting and, in the case of a special meeting, the purpose for which the meeting is called will be delivered not less than ten days nor more than 60 days before the date of the meeting, either personally, by mail or by electronic mail, by or at the direction of the person calling the meeting, to each Class A Member and Class C Member entitled to vote at such meeting. Notice to Class A Members and Class C Members, (i) if mailed, will be deemed delivered as to any Member when deposited in the United States mail, addressed to the Member at its usual place of business or last known address, with postage prepaid and (ii) if sent by electronic mail, will be deemed delivered as to any Member when sent to the electronic mail address last provided to the Company by such Member, with affirmative confirmation of receipt from such Member. Class B Members shall receive courtesy copies of all notices sent to Class A Members and Class C Members.

5.5 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the Member, whether before, at, or after the time stated therein, or any attendance of the Member at the meeting (other than at the beginning of the meeting to object to the holding of the meeting), will be equivalent to the giving of such notice.

5.6 Action Without Meeting. A meeting of the Members will not be required for the Class A Members and Class C Members to make any decision or to take any action to be made or taken by the Class A Members and Class C Members. Any decision or action required or permitted to be taken by the Class A Members and Class C Members may be taken without a meeting if the action is evidenced by one or more written consents or documents constituting or describing the action to be taken, signed by a Class A Member and Class C Members or Members having the requisite aggregate Percentage Interests. A copy of such written consent to action will be given to each Member.

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ARTICLE 6
MANAGEMENT AND CONTROL

6.1 Board of Directors. The Company will be governed by a Board of Directors (the “Board”) consisting of five (5) directors. The directors will be appointed in the following manner:

(a) So long as it remains a Class A or Class C Member, Cinedigm will be entitled to appoint three (3) directors.

(b) So long as it remains a Class A Member Wizard World will be entitled to appoint one (1) director.

(c) The General Manager shall be a Board member (so long as she or he holds such officer position) in a non-voting capacity. The General Manager shall be designated by the Board from time to time.

At any time a vacancy is created on the Board by the death, removal or resignation of any director, the applicable Class A or Class A and C Member entitled to appoint the former director, as provided above, will appoint a director to fill such vacancy. If a Member is no longer entitled to appoint a director, the appointee of such Member will immediately resign, and if he or she fails to do so, the remaining directors will have the right to, and will, vote to remove such director. A Class A or Class A and C Member entitled to appoint a director will have the right to remove and replace such director from time to time.

Until further action by the Class A and/or Class A and C Members, the Board will consist of the following five (5) individuals:

Appointed by Cinedigm	Appointed by Wizard World	Appointed by the Board

Gary Loffredo	John Macaluso	General Manager
Eric Opeka

Neil Davis

6.2 Board Meetings, Voting and Compensation.

(a) The directors of each newly elected or appointed Board will meet at such time and place as will be consented to in writing by all of the newly elected directors. Each director, upon his or her election or appointment, will qualify by accepting the office of director, and his or her attendance at, or his or her written approval of the minutes of, any meeting of the newly elected directors will constitute his or her acceptance of such office, or he may execute such acceptance by a separate writing.

(b) Regular meetings of the Board may be held without notice at such times as will from time to time be fixed in advance by resolution adopted by the Board. Any business may be transacted at a regular meeting. Special meetings of the Board may be called at any time by the General Manager or any director. The place of each Board meeting will be in the Los Angeles area as designated in the notice. Written or printed notice of each special meeting of the Board, stating the place, day and hour of the meeting and the purpose or purposes thereof, will be sent (by email, express delivery or facsimile) to each director at least two days before the day on which the meeting is to be held. The notice may be given by any officer having authority to call the meeting or by any director.

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(c) Unless otherwise restricted by this Agreement, any action required to be taken at a meeting of the Board or any other action which may be taken at a meeting of the Board may be taken without a meeting if a consent in writing setting forth the action so taken will be signed by all directors, and the consent in writing is filed with the minutes of the proceedings of the Board. Any such consent signed by all the directors will have the same effect as a unanimous vote and may be stated as such in any document describing the action taken by the Board.

(d) Unless otherwise restricted by this Agreement, directors may participate in a meeting of such Board by means of conference telephone or similar communications equipment, whereby all persons participating in the meeting can hear each other, and participation in a meeting in such manner will constitute presence in person at such meeting.

(e) Each director (except the General Manager, who shall be a non-voting member) will have one vote on all matters to be voted upon by the Board. At all meetings of the Board, the attendance of a majority of designated Directors will, unless a greater number as to any particular matter is required by this Agreement, constitute a quorum for the transaction of business, and the act of a majority of the designated Directors present at any meeting at which there is a quorum, except as may be otherwise specifically provided in this Agreement, will be the act of the Board. If a quorum is not present at any meeting of the Board, the directors present may adjourn the meeting successively until a quorum is present, and no notice of adjournment will be required other than announcement at the meeting.

6.3 Authority of the Board. In addition to the rights and authority given to the Board elsewhere in this Agreement, but subject to the limitations set forth in Section 6.4, the Board will have the right, power and authority from time to time to make such decisions and take such actions for and on behalf of the Company as the Board deems necessary or appropriate to acquire, construct, equip, staff and operate the Business and, not in limitation of the foregoing, to make the following decisions and direct the Company to take the following actions, all subject to any limitations set forth in this Agreement or in the Act:

(a) Selection (including changes) of the Company’s legal, accounting and other professional advisors;

(b) Selection of the General Manager of the Company;

(c) Acquisition of insurance coverage for the protection or benefit of the Company or the Property;

(d) Temporary investment of funds of the Company in short term investments where there is appropriate safety of principal;

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(e) To approve and obtain loans, and secure such loan(s) with the assets of the Company in the ordinary course of business;

(f) To cause the Company to: (1) bring or defend, pay, collect, compromise, arbitrate, resort to legal action or otherwise adjust claims or demands of or against the Company; (2) make or revoke any election available to the Company under any tax law; (3) enforce the Company’s rights and perform its obligations under all agreements to which the Company is a party; (4) carry out the decisions of the Members made in accordance with this Agreement; (5) prepare, execute, and file any documents required to be filed with any government authority; and (6) expend Company funds necessary or appropriate to effect any of the foregoing.

6.4 Limitations on Authority.

(a) The Board may take an action or authorize the execution of an agreement, instrument or document for any transaction not “in the ordinary course of business or affairs” in accordance with the power set forth in this Agreement, subject to the specific limitations set forth in this Agreement.

(b) The Company, through the Board, a Member, an officer, a Majority in Interest or otherwise, will not do any of the following without the prior authorization of a unanimous act of the Class A Members:

(1) Take any action required by any provision of this Agreement or by law to be approved or authorized by the Members.

(2) Make any loans or advances to or investments in any Member.

(3) Guarantee or assume any liability or obligation of any other Person, except in the ordinary course of business.

(4) Cause the Company to file for Bankruptcy.

(5) Cause or permit the Company to engage in any activity that is not consistent with the purposes of the Company as set forth herein.

(6) Knowingly do any act in contravention of the terms of this Agreement.

(7) Knowingly do any act which would make it impossible to carry on the ordinary business of the Company.

(8) Use Company property, or assign rights in Company property, for other than a Company purpose.

(9) Knowingly perform any act that would subject any Member or affiliate of a Member to personal liability in any jurisdiction.

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6.5 Other Business Ventures; Competition; Confidentiality.

(a) Subject to the qualifications set forth in Section 6.5 (b), during their respective ownership of any Interest and for one (1) year thereafter (the “Exclusivity Term”), each Class A Member and its Affiliates shall not, directly or indirectly, own or operate, or act as a consultant, officer, director or employee to, any person or entity that is in competition with the Company in the digital linear or on-demand streaming business, including on the internet or other consumer digital distribution platforms and media (e.g., gaming consoles, set-top boxes, handsets, and tablets) (collectively, “Streaming Business”) in the Comic-Con Sector, except for the ownership of up to 5% of a publicly traded company that owns a Streaming Business in the Comic-Con Sector. “Comic-Con Sector” means the sector focusing on comic book, science fiction, fantasy, horror, gaming and anime themes and characters, productions, conventions and other events. The Members agree and acknowledge that Cinedigm has agreements with third parties to distribute content to the Comic Con Sector, including without limitation through competing Streaming Businesses, and that the foregoing limitation does not apply to Cinedigm’s distribution or licensing of content through any current or future third party Streaming Business. The Members further agree and acknowledge that nothing in this Section 6.5 shall restrict Wizard World from facilitating or providing live-streaming of video game competitions through other Streaming Businesses at Wizard World’s live conventions, or in the event the Company elects not to live-stream one of Wizard World’s live conventions, Wizard World may provide live-streaming of such event on Wizard World’s Facebook page.

(b) Neither Bristol nor ROAR, nor their respective Affiliates, shall be Affiliates of either Class A Member for purposes of Section 6.5 (a). An acquirer of 50% or more of the voting securities of a Class A or Class C Member (or of substantially all of its assets) shall not be deemed to be an Affiliate of such Class A or Class C Member for purposes of Section 6.5 (a), nor shall such acquirer’s Affiliates (including both the Acquirer’s Affiliates at the time of the acquisition and Persons that subsequently become Affiliates of such Acquirer) that were at no time officers or employee directors of the subject Class A Member be deemed to be Affiliates of such Class A Member for purposes of Section 6.5 (a). No non-employee director (i.e., an “outside director”) of a Class A or Class C Member shall be deemed to be an Affiliate for purposes of Section 6.5 (a). The one-year post-ownership restriction set forth in the first sentence of Section 6.5 (a) shall not apply to officers and directors of a Class A or Class C Member.

(c) While neither Class A Member shall be required by Section 6.5 (a) to offer opportunities to the Company (as set forth in Section 6.6), in the event a Class A or Class C Member desires to enter into an arrangement with a third party that would otherwise violate Section 6.5 (a), such Class A or Class C Member will, by written notice delivered to the Company and the other Class A Member (an “Opportunity Notice”), present such opportunity to the Company for the Company’s consideration. The Company shall then consider in good faith whether such opportunity would be in the best interests of the Company to pursue. At the end of such consideration, which much occur within 30 days of receipt of the Opportunity Notice, the Company shall, in its sole discretion, by written notice delivered to both Class A Members, determine whether it elects to accept the opportunity or forego the opportunity. If the Company elects to forego the opportunity, or is otherwise unable to reach an agreement with respect to the opportunity within 60 days of receipt of the Opportunity Notice, the proposing party may pursue the opportunity but only with the prior written consent of the non-proposing party, which consent may be withheld for any reason or no reason. If the proposing party receives the prior written consent of the non-proposing party, thereafter engaging in such opportunity shall not be a violation of this Section 6.5. The proposing Class A Member shall have no obligation to pursue the opportunity after complying with this Section 6.5 (c), and may discontinue the pursuit of such opportunity should it so choose, at any time.

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(d) Each Member agrees that, while such Member is a Member of the Company and for a period of one year thereafter, such Member will not, directly or indirectly, without the express written consent of all of the Members:

(1) entice or induce or attempt to entice or induce or in any manner influence any person who is or will be in the employ or service of the Company to leave such employ or service for the purpose of engaging in a business which may be a competitor of the Company, in the geographic area in which the Company does business; or

(2) entice or induce or attempt to entice or induce or in any manner influence any person who is or may become a supplier or customer of the Company to terminate or not enter into such relationship with the Company.

(e) All non-public and other confidential information regarding the Company and its Members will be treated with confidentiality by the Company and the Members and not disclosed by the Company or the Members to third parties (other than as necessary in the ordinary course of and to further the Business) and will not be used for any purpose other than the Business or the Member’s ownership of its Interest, without the prior written consent of the Board; provided, however, the Company and the Members may disclose such information to their respective attorneys, accountants and other professional advisors who have a need for such information provided that such persons are informed of the confidential nature of the information and are directed to maintain the confidentiality thereof. The confidentiality obligations of each Member will survive any termination of the membership of such Member in the Company.

(f) Each Member acknowledges that such Member has carefully read and considered the provisions of this Section 6.5 and, having done so, agrees that the restrictions set forth herein (including, but not limited to, the time periods and scope restrictions herein) are fair and reasonable and are reasonably required for the protection of the interests of the Company.

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(g) Each Member covenants and agrees that if such Member violates any of such Member’s covenants or agreements under this Section 6.5, the Company will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which such Member directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation. Such remedy will be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which the Company is or may be entitled at law or in equity or under this Agreement.

(h) If any of the provisions of this Section 6.5 are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. If any provision of this Section 6.5 relating to time period and/or scope of restriction is declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, said time period and/or scope of restriction will be deemed to become and thereafter be the maximum time period and/or scope which such court deems reasonable and enforceable.

6.6 Waiver of Fiduciary Duties; Corporate Opportunities. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Members hereto or their respective Affiliates or designees on the Board (including without limitation the General Manager if the General Manager is an employee of a Member). Further, each Member hereby to the fullest extent permitted by law, waives any and all fiduciary duties that, absent such waiver, may be implied by law, and in doing so, recognizes, acknowledges and agrees that the duties and obligations of the Members as Members to one another and to the Company are only as expressly set forth in this Agreement. This provision expressly does not exculpate any Person from a breach of fiduciary duty that may arise as a result of his status as an officer. Without any accountability to the Company or the other parties hereto by virtue of this Agreement:

(a) Each Member and its Affiliates, and their respective officers, directors, shareholders, partners, members, agents and employees (collectively, each respectively a “Corporate Opportunities Group”), shall not in any way be prohibited or restricted from engaging or investing in, independently or with others, any business opportunity of any type or description, except as set forth in Section 6.5;

(b) Neither the Company nor any Member nor its Corporate Opportunities Group shall have any right in or to such other business opportunities of such other Member or its Affiliates’ Corporate Opportunities Group or to the income or proceeds derived therefrom;

(c) Neither a Member nor its Corporate Opportunities Group shall be obligated to present any business opportunity to the Company or the other Member or its Corporate Opportunities Group, even if the opportunity is of the character that, if presented to such Person, could be taken by such Person; and

(d) Each Member and its Corporate Opportunities Group shall have the right to hold any such business opportunity for its own account or to recommend such opportunity to Persons other than the Company, or the other Members or any Person in another Member’s Corporate Opportunities Group.

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6.7 Officers.

(a) Required Officers. The officers of the Company will be elected or appointed from time to time by the Board and will include a General Manager, who shall be the highest officer of the Company. The Board may also elect or appoint a Secretary, Treasurer and/or one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person, unless this Agreement otherwise provides.

(b) Election of Officers. The Board may elect, appoint and remove the officers from such positions from time to time.

(c) Compensation of Officers and Employees. The salaries and compensation (if any) of all officers and employees will be fixed by the Board.

(d) Duties of General Manager. The General Manager will be the chief executive officer and chief operating officer of the Company with all duties normally associated with such positions. Subject to the decisions of the Members, the General Manager will have general management of the day to day operations of the Company and will cause all decisions of the Members to be carried into effect.

(e) Duties of Vice President. A Vice President will perform such duties and have such other powers as may be prescribed by the Board or the President.

(f) Duties of Secretary. The Secretary will attend all meetings of the Board and Members and record all the proceedings of the meetings of the Board and Members. The Secretary will perform such other duties as may be prescribed by the Board or the President.

(g) Duties of Treasurer. The Treasurer will keep full and accurate accounts of receipts and disbursements in books belonging to the Company and will be responsible for preparing all financial statements. The Treasurer will perform such other duties as may be prescribed by the Board or the President.

ARTICLE 7
LIABILITY AND INDEMNIFICATION

7.1 Limitation of Liability. To the extent permitted by law, an officer, member of the Board, or a Member and its officers, directors, partners, trustees, members, managers, employees and agents (each a “Covered Person”) will not be liable for damages or otherwise to the Company or any Member for any act, omission or error in judgment performed, omitted or made by it or them in good faith and in a manner reasonably believed by it or them to be within the scope of authority granted to it or them by this Agreement and in the best interests of the Company, provided that such act, omission or error in judgment does not constitute bad faith, fraud, gross negligence, or willful misconduct or breach of fiduciary duty. A Covered Person will be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, Income, Losses or Available Cash or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid. To the extent permitted by law, a Covered Person shall have no fiduciary obligations or liability to the Company or to any Members with respect to any decisions or actions that the Covered Person may make or take in any capacity with respect to the Company.

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7.2 Indemnification. The Company will indemnify each Covered Person to the fullest extent permitted by the Act, but such indemnity will not extend to any conduct by the party seeking indemnification that is determined by a court of competent jurisdiction to constitute bad faith, fraud, gross negligence, or willful misconduct or breach of fiduciary duty. Any indemnity under this Section 7.2 will be paid from, and only to the extent of, Company assets and no Member will have any personal liability on account thereof.

7.3 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding relating to the Company will, from time to time, be advanced by the Company before the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it is determined that the Covered Person is not entitled to be indemnified as authorized in this Article 7.

7.4 No Application to Independent Contractor Status. This provision of this Article 7 will not apply to any services or acts of a Member as an independent contractor of the Company.

ARTICLE 8
ACCOUNTING AND BANK ACCOUNTS

8.1 Fiscal Year and Accounting Method. The fiscal year and taxable year of the Company will be as designated by the Board in accordance with the Code. The Board will determine the accounting method to be used by the Company.

8.2 Books and Records. The books and records of the Company will be maintained at the principal office of the Company. Each Member (or such Member’s designated agent or representative) will have the right, during ordinary business hours and upon reasonable advance written notice stating the purpose for which the information is sought, to inspect and copy (at such Member’s own expense) the following books and records of the Company (other than those containing trade secrets or similar confidential information) for any purpose reasonably related to the Member’s Interest:

(a) Copies of the Company’s federal, state and local income tax returns;

(b) Current list of names and addresses of Members and Assignees;

(c) Copies of the Certificate and this Agreement, all amendments thereto, and copies of any written powers of attorney used to execute any of the foregoing;

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(d) Copies of financial statements of the Company for the three most recent years;

(e) Information regarding the amount, description and value of Capital Contributions made or agreed to be made by each Member; and

(f) Any other information regarding the financial condition and affairs of the Company that is just and reasonable.

8.3 Financial Reports. Within 45 days after the end of each fiscal quarter of the Company beginning with the first quarter of operations, the Company will cause to be prepared and delivered to each Member financial statements for the Company as of the end of such period. The year-end financial statements will be prepared by the Company and delivered to the Members within 90 days after the end of the year.

8.4 Taxation as Partnership. The Company will be treated as a “partnership” for Federal and state income tax purposes. All provisions of this Agreement and the Certificate will be construed and applied so as to preserve that tax status.

8.5 Tax Returns and Elections; Tax Matters Partner.

(a) The Company will cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state income tax purposes which a Majority in Interest reasonably believes will produce the most favorable tax results for the Members.

(b) Cinedigm is hereby designated as, and hereby accepts the position of, the Company’s “Tax Matters Partner,” as defined in the Code. The Tax Matters Partner is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Tax Matters Partner for judicial review of any adjustment assessed by the Internal Revenue Service; provided that, the Tax Matters Partner will take commercially reasonable steps to provide to the Members prior written notice of any such audit or examination, and to inform the Members of the progress with respect to any such audit or examination. Each of the Members consents to and agrees to become bound by all actions of the Tax Matters Partner, including any contest, settlement or other action or position which the Tax Matters Partner may deem proper under the circumstances. The Members specifically acknowledge, without limiting the general applicability of this Section, that the Tax Matters Partner will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a Tax Matters Partner, except for bad faith, fraud, gross negligence, willful misconduct or breach of fiduciary duty. All reasonable out-of-pocket expenses incurred by the Tax Matters Partner in such capacity will be considered expenses of the Company for which the Tax Matters Partner will be entitled to full reimbursement.

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8.6 Section 754 Election. In the event a distribution of Company assets occurs which satisfies the provisions of Section 734 of the Code or in the event a transfer of an Interest occurs which satisfies the provisions of Section 743 of the Code, the Company will elect (but only if approved by the Board, in accordance with Section 754 of the Code, to adjust the basis of the Company’s property to the extent allowed by such Section 734 or 743 and will cause such adjustments to be made and maintained. Any additional accounting expenses incurred by the Company in connection with making or maintaining any such basis adjustment will be reimbursed to the Company from time to time by the distributee or transferee who benefits from the making and maintenance of such basis adjustment. Each Member will provide the Company with such information and such other cooperation as may be necessary to receive from such Member in order for such election to be made and effected.

8.7 Bank Accounts. All funds of the Company will be deposited in a separate bank, money market or similar account(s) approved by the Board and in the Company’s name. Withdrawals (by check or otherwise) therefrom will be made only by the signature of persons authorized by the Board to do so.

ARTICLE 9
TRANSFERS OF INTERESTS

9.1 General Restrictions; Drag-Along and Tag-Along Rights.

(a) No Member may Transfer all or any part of such Member’s Interest (including any Distribution and Allocation rights associated with such Interest), except (i) as otherwise expressly permitted in this Agreement, or (ii) with the unanimous written consent of all Class A and Class C Members; provided that the foregoing shall not apply to Transfers by Cinedigm, which shall be free to Transfer its Interests upon written notice to the other Members, subject to the provisions of Section 9.1 (b). Notwithstanding anything contained herein to the contrary, the Class A and Class C Members may pledge their respective Interests in connection with their ordinary course financing activities, including commercial credit facilities, without the consent of the Company or the other Member, and the Members expressly acknowledges each Class A and Class C Member intends to do so. Any purported Transfer of all or any part of an Interest in violation of the terms of this Agreement (an “Unauthorized Transfer”) will be void and of no effect whatsoever; provided, however, that if the Company is required under the Act or other applicable law to recognize an Unauthorized Transfer, the Person to whom such Interest is Transferred will have only the rights of an Assignee with respect to the Transferred Interest and any Distributions with respect to such Transferred Interest may be applied (without limiting any other legal or equitable rights of the Company) towards the satisfaction of any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Company or as otherwise provided in Section 3.7. A permitted Transfer will be effective as of the date specified in the instruments relating thereto. Any assignee desiring to make a further Transfer will be subject to all of the provisions of this Article 9 to the same extent and in the same manner as any other Member desiring to make any Transfer.

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(b) In the event Cinedigm elects to Transfer its Interest to a third party purchaser, Cinedigm shall provide written notice, at least thirty (30) days prior to the proposed closing, to each other Member, and each other Member will have the right to elect to participate in the sale as a seller of all of such other Member’s Interest along with the sale by Cinedigm for the same consideration per percent of Percentage Interest and upon the same terms relating to Interests as Cinedigm, subject to appropriate adjustments to reflect amounts that would be payable to each Member under Section 4.1 if the Company was selling substantially all of its assets in a transaction of comparable value with the buyer (the “Tag-Along Right”). Cinedigm will have the right (the “Drag-Along Right”) to require all (but not less than all) of the other Members to participate in the sale as sellers of their Interests along with the sale by Cinedigm for the same consideration per percent of Percentage Interest and upon the same terms relating to Interests as Cinedigm subject to appropriate adjustments to reflect amounts that would be payable to each Member under Section 4.1 if the Company was selling substantially all of its assets in a transaction of comparable value with the buyer. The Member(s) exercising their Tag-Along Right will give written notice of exercise to the Company and the other Members by the end of the 30 day period after notice from Cinedigm of its intention to sell. At the closing, each participating Member will execute and deliver all documents as may be reasonably required to effectuate the transfer of the applicable Interests, free and clear of all liens, claims and encumbrances of any type, other than this Agreement, and each participating Member will execute such other instruments as may be reasonably required of all participating Members. If (i) Cinedigm exercises the Drag-Along Right and (ii) any other Member actively opposes or refuses to cooperate in such sale, then, in such circumstances, Cinedigm is hereby granted a limited power-of-attorney to act for and in the name of any such other Member to execute any and all documentation in connection with the sale of the other Member’s Interest that Cinedigm deems necessary to consummate the transaction.

(c) In the event Cinedigm’s Drag Along Right is proposed to be exercised, or Wizard World proposes to exercise its Tag-Along Right, in connection with a sale to a competitor of Wizard World in the live convention portion of the Comic-Con Sector, Wizard World shall have the right to terminate its License Agreement and Services Agreement with the Company, effective 60 days from the closing of the sale of the Company to such competitor. Wizard World shall within five (5) Business Days of receipt of Cinedigm’s notice exercising its Drag Along Right or, in the case of Wizard World exercising its Tag-Along right at the time of exercise, notify Cinedigm in the event it reasonably and in good faith believes Cinedigm’s Drag Along Right or its own Tag-Along Right is being exercised in connection with a sale to a competitor of Wizard World in the live convention portion of the Comic-Con Sector and whether it proposed to so terminate the License Agreement and Services Agreement. Cinedigm shall have the option to: (i) withdraw the Drag Along Notice, which shall also have the effect of terminating any Tag-Along Right, and terminate the sale transaction (ii) suspend the Drag Along Notice and Tag-Along Right and the sale to which it relates and initiate mediation and arbitration proceedings pursuant to Section 11.17 in order to determine whether the proposed buyer is, in fact, a competitor of Wizard World in the live convention portion of the Comic-Con Sector, or (iii) proceed with the Drag Along Notice (if any) and sale, in which case Wizard World’s notice of termination of its License Agreement and Services Agreement shall be effective pursuant to the terms of this Agreement.

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9.2 Substitute Members. No assignee of all or part of a Member’s Interest therein will become a “Substitute Member” in place of the assignor and with all of the rights of the assignor as a Member unless and until:

(a) The Transfer complies with the provisions of Section 9.1.

(b) Except for Transfers under Section 3.7(a) and Section 9.6, the assignor Member states that such assignor Member intends for the assignee to be admitted as a Substitute Member of the Company in the instrument of assignment;

(c) The assignee has executed an instrument accepting and adopting the terms and provisions of this Agreement as a Member;

(d) The assignor or assignee has paid all reasonable expenses of the Company in connection with the admission of the assignee as a Substitute Member; and

(e) Except for Transfers under Section 3.7(a), and except for Transfers by a Member of all or a proportionate part of such Member’s entire Interest to a Person who is already a Member, all of the Class A and Class C Members have consented in writing to such assignee becoming a Substitute Member, which consent may be withheld for any or no reason.

Upon satisfaction of all of the foregoing conditions with respect to a particular assignee, the Members will cause this Agreement (including Schedule A) and, if necessary, the Certificate to be duly amended to reflect the admission of the assignee as a Substitute Member.

9.3 Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member in accordance with Section 9.2, a permitted assignee of all or a part of a Member’s Interest is only an Assignee, is not a Member and is not entitled to exercise any of the governance or any other rights or powers of a Member in the Company (all of which will remain with the assignor Member), including, without limitation, the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business, the right to receive any notices provided under this Agreement, or the right to inspect the Company’s books and records. Such Assignee will only be entitled to receive the specific Economic Rights transferred to the Assignee which the assignor would otherwise be entitled to receive. A permitted assignee who has become a Substitute Member has, to the extent of the Interest transferred to such assignee, all the rights and powers of the Person for whom such assignee is substituted as the Member and is subject to the restrictions and liabilities of a Member under this Agreement and the Act. Upon admission of a permitted assignee as a Substitute Member, the assignor of the Interest so acquired by the Substitute Member will cease to be a Member of the Company to the extent of such transferred Interest. A Person will not cease to be a Member upon assignment or Transfer of all of such Member’s Interest unless and until the assignee(s) becomes a Substitute Member as to all of such Interest.

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9.4 Additional Members. Additional Members (as distinguished from Substitute Members) may be admitted to the Company only by approval of the Board. Upon any such admission, the Board will (a) determine in good faith (i) the Fair Value of the Capital Contribution being made by the additional Member in relation to the then Fair Value of the Company, and (ii) the Percentage Interest to be held by the additional Member on a prospective basis, (b) proportionately adjust the Percentage Interests and, if applicable, the Capital Accounts of all of the then existing Members on a prospective basis and (c) execute an amendment to this Agreement to evidence the foregoing (which amendment will be binding on the Company and all Members).

9.5 Withdrawal of a Member. No Member will have the right or power, and no Member will attempt, to Withdraw from the Company before the 36 month anniversary of this Agreement and except upon giving at least six months advance written notice thereof to the Company and the other Members. No Assignee will have the right or power to Withdraw from the Company. Any act or purported act of a Member or Assignee in violation of this Section will be void and of no effect. If a Member exercises any non-waivable statutory right to Withdraw from the Company, such Withdrawal will be a default or breach by the Member of its obligations under this Agreement and the Company may recover from such Member any damages incurred by the Company as a result of such Withdrawal and offset the damages against any amounts payable to such Member under the Act, the Certificate or this Agreement. Unless the other Members elect to dissolve the Company under Section 10.1(c) due to such Withdrawal, such Withdrawing Member will only be entitled to receive from the Company 25% of the amount of the Member’s Capital Account balance, determined as of the effective date of the Member’s Withdrawal. Such balance will constitute a liability of the Company to the Member and will be paid to the Member by the Company in 48 consecutive equal monthly installments, without interest, beginning three months after such Withdrawal effective date. On the Withdrawal effective date, the Member will cease to be a Member and the Member will execute a bill of sale and assignment transferring its Interest back to the Company. The Company will not be obligated to obtain a release of the Withdrawing Member and its affiliates from any guarantee by it and them of any loan or lease for which the Company is liable at the time of the Member’s Withdrawal. If the Withdrawing Member has an outstanding loan to the Company, the Company will remain obligated to repay such loan in accordance with the terms thereof, including, without limitation, the requirements of Section 4.1 (as if the Withdrawing Member was still a Member for purposes of such Section 4.1).

9.6 Treatment of Class B Units in Certain Events. In the event of a buyout of one Class A Member of all of the other Class A Member’s Class A Units (or in the case of Cinedigm, its Class A and Class C Units), the remaining Class A Member shall have the right to purchase all Class B Units at Fair Value, as determined by the Board based upon the report of an Independent Valuation Firm on the Class B Units.

9.7 Anti-Dilution Protection – Class A Units of Wizard World and Cinedigm. The Company agrees that Wizard World’s 100 Class A Units and 100 of Cinedigm’s current Class A Units as set forth on Schedule A shall have anti-dilution protection rights such that in no event shall such Class A Units of either of them be less than 10% (ten percent) of the total number of Units, or rights or interests convertible into or exchangeable for Units, on a fully diluted basis. In the event that the Company issues any Interests or any interest convertible into or exchangeable for Interests to any person or entity, the Company agrees to undertake all necessary measures to provide for a sufficient number of Units to be issued to Wizard World or Cinedigm, as the case may be, in respect of such Units so as to maintain in each of them no less than 10% of the total number of Units, or rights or interests convertible into or exchangeable for Units, on a fully diluted basis. The rights set forth in this Section shall automatically become null and void upon a public offering of the Company’s securities or a sale by the Member having such right of its Units.

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9.8 Limited Put Right.

(a) In the event that the Company (i) admits an additional Member and such additional Member is a competitor of Wizard World in the live convention portion of the Comic-Con Sector, and (ii) such additional Member receives a Percentage Interest that is higher than the Percentage Interest of Wizard World, then Wizard World shall have the option (but not the obligation) to sell all (but not less than all) of its Units to the Company (the “Put Right”), and if Wizard World exercises its Put Right, the Company shall purchase the Units held by Wizard World in accordance with the provisions of this Section 9.8. Wizard World may exercise its Put Right at any time within thirty (30) days after Wizard World receives notice of the sale or issuance by the Company. If Wizard World does not exercise its Put Right prior to the end of such thirty (30) day period, then the option to sell Wizard World’s Units under this Section 9.8 shall expire, and Wizard World shall no longer have the right to sell its Units to the Company as a result of such sale or issuance. The closing of the purchase and sale of Wizard World’s Units shall take place on a date that is reasonably acceptable to the Company but in any event within thirty (30) days after the date on which Wizard World exercises its Put Right.

(b) The purchase price to be paid by the Company for Wizard World’s Units pursuant to this Section 9.8 shall be an amount equal to the Appraised Value of Wizard World’s Units.

(c) Notwithstanding the foregoing, this Section 9.8 shall not apply to any sale or issuance of Units or other Interests by the Company to (i) ReedPop or its parent Reed Exhibitions or any of their respective Affiliates (collectively, “ReedPop”) or (ii) ComicCon International or any of its Affiliates, including any joint ventures in which ComicCon International is involved (collectively “ComicCon International”); provided, however, in the event that, at the time of such sale or issuance, Wizard World is currently involved in any actions, claims, legal proceedings or litigation with ReedPop and/or ComicCon International, or Wizard World is aware of any imminent action, claim, legal proceeding or litigation with either ReedPop and/or ComicCon International, this Section 9.8(c) shall not apply and Wizard World shall be entitled to exercise its Put Right subject to the terms of Section 9.8(a) and (b).

27

ARTICLE 10
DISSOLUTION AND TERMINATION

10.1 Events Causing Dissolution. The Company will be dissolved upon the first to occur of the following events:

(a) The expiration of the period (if any) fixed for the duration of the Company, as set forth in the Certificate, unless extended by the Class C Members.

(b) At any time by action of the Board.

(c) Any other event causing a dissolution of the Company under the Act, except that (i) a vote of the Members to dissolve will cause a dissolution only if it satisfies clause (b) above or the next sentence, and (ii) the Withdrawal, Involuntary Transfer or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member will not cause the Company to be dissolved or its affairs to be wound up. Upon the occurrence of any such event described in clause (ii) above, the Company will be continued without dissolution, unless within 90 days following the occurrence of such event, the other Members unanimously agree in writing to dissolve the Company. If the Company is not so dissolved, the business of the Company will continue (A) with the affected Member, remaining as a Member, or (B) if such Interest is transferred to a successor holder by operation of law, with such assignee being a permitted assignee of the Distribution and Allocation rights associated with such Interest, but such assignee will become a Substitute Member only in accordance with Section 9.3.

10.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Members will take such actions as may be required in accordance with the Act and will proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Board will have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining a fair and reasonable value for such assets, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the order of priority set forth in Section 4.2, and to do any and all acts and things authorized by, and in accordance with, the Act and other applicable laws for the purpose of winding up and liquidation.

10.3 Right of First Offer Prior to Dissolution. In the event the Board authorizes the dissolution of the Company pursuant to Section 10.1 (b), it shall provide Wizard World with written notice of such dissolution (a “Dissolution Notice”) at least thirty (30) days prior to the date the Board intends to effect such dissolution. Wizard World shall have thirty (30) days following the receipt of a Dissolution Notice (the “Dissolution Offer Period”) to make a written good faith offer to purchase the assets or membership interests of the Company in accordance with the provisions of this Section 10.3. Wizard World’s written good faith offer to the Company stating that it desires to purchase the assets or membership interests of the Company shall specify: (i) the proposed purchase price and all other proposed terms and conditions of the offer, and (ii) the proposed date, time and location of the closing of the acquisition of the Company, which shall not be more than 45 days from the date of the Dissolution Notice. In no event shall an offer that will create an ongoing and recurring operating cost for Cinedigm after the business of the Company has been fully transitioned to Wizard World qualify as a “good faith offer”. Any offer delivered by Wizard World under this Section 10.3 shall be binding upon Wizard World (but not upon the Company) upon delivery to the Company and shall be irrevocable as to Wizard World. If Wizard World does not deliver a written good faith offer during the Dissolution Offer Period, it shall be deemed to have waived all of its rights to purchase the Company under this Section 10.3. The Board shall consider such offer in good faith. For the avoidance of doubt, Wizard World’s right to purchase the Company under this Section 10.3 shall only apply in the event the Board formally authorizes a dissolution of the Company, and shall not create any rights of Wizard World in the event of any other sale of the Company or its assets, or any issuance of membership interests, or any other transaction, all of which such transactions are otherwise governed by other terms of this Agreement.

28

ARTICLE 11
MISCELLANEOUS

11.1 Title to Assets. Title to the Property and all other assets acquired by the Company will be held in the name of the Company. No Member will individually have any ownership interest or rights in the Property or any other assets of the Company, except indirectly by virtue of such Member’s ownership of an Interest or by virtue of a specific agreement between such Member and the Company. No Member will have any right to seek or obtain a partition of the Property or other assets of the Company, nor will any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

11.2 Nature of Interest in the Company. A Member’s Interest will be personal property for all purposes.

11.3 Conversion. The Board may, with the approval of Cinedigm, in order to facilitate an initial public offering, a private offering of the Company’s equity securities or any other capital raise, cause the Company to incorporate its business, or any portion thereof, including by (i) the transfer of all of the assets of the Company, subject to the Company’s liabilities, or the transfer of any portion of such assets and liabilities, to one or more corporations in exchange for shares of such corporation(s) and the subsequent distribution of such shares, at such time as the Board may determine, to the Members, (ii) conversion of the Company into a corporation pursuant to the Act, or (iii) transfer by each Member of Units held by such Member to one or more corporations in exchange for shares of such corporation(s) (including by merger of the Company into a corporation). The Company shall pay any and all organizational, legal and accounting expenses and filing fees incurred in connection with such transaction, including any fees related to a filing under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if applicable. In such event (a “Reorganization”), the Members shall take all necessary or desirable actions reasonably requested by the Board in connection with the consummation of the Reorganization relating to such recapitalization, reorganization or exchange, including consenting to, voting for and waiving any dissenters rights, appraisal rights or similar rights and participating in any exchange or other transaction required in connection with such Reorganization. In the event that the Board and Cinedigm approve a Reorganization, each Member shall vote for, consent to (to the extent it has any voting or consenting right) and raise no objections against the Reorganization, and the Company, the Board and each Member shall take all reasonable actions in connection with the consummation of the Reorganization as requested by the Board, including with respect to compliance with the requirements of all applicable laws and regulatory bodies.

29

11.4 Certain Expenses. The Company will directly pay or reimburse Cinedigm or Wizard World or give the respective party credit toward its Capital Contributions for an amount equal to its reasonable, documented out of pocket expenses incurred in connection with the drafting and negotiation of this amended Agreement.

11.5 Powers of Attorney. Any power of attorney granted by a Member under this Agreement is a durable power of attorney, is coupled with an interest, is irrevocable, and will survive the incapacity, dissolution, termination or Bankruptcy of the Member and/or the Transfer by the Member of all or part of such Member’s Interest.

11.6 Notices. Except for the notices required by Section 5.4 which will be governed by that Section, any notice, demand, request, call, offer or other communication required or permitted to be given by this Agreement or by the Act will be sufficient if in writing and if hand delivered or sent by mail to the address of the Member as it appears on the records of the Company. All mailed notices will be deemed delivered when deposited in the United States mail, postage prepaid.

11.7 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

11.8 No Third Party Rights. None of the provisions contained in this Agreement will be for the benefit of or enforceable by any third parties, including, without limitation, creditors of the Company.

11.9 Set-Off. Without limiting any other right the Company may have, the Company, in its sole discretion, may set off against any amounts due a Member from the Company any and all liquidated amounts then or thereafter owed to the Company by the Member in any capacity, whether or not such amount or the obligations to pay such amount owed by the Member is then due.

11.10 Entire Agreement; Amendment.

(a) This Agreement (together with the Certificate and any other agreements referenced herein) contains the entire agreement between the Members, in such capacity, relative to the formation, operation and continuation of the Company.

30

(b) This Agreement will not be amended, altered, modified or changed (each an “amendment”) except by an action of the Board, in which case such amendment shall be binding on all Members; provided, that no amendment will, other than as provided in Section 9.4, make any material adverse change in the rights of any Member: (i) to increase the responsibility of any Member for any expenditures, obligations or liabilities beyond that set forth in this Agreement or (ii) to change the voting percentage of the Members necessary for any approval required hereunder, in each case unless such amendment is approved by Members so affected.

11.11 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and will be enforced to the greatest extent permitted by law.

11.12 Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement will be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

11.13 Headings. The headings of the articles and sections of this Agreement are for convenience only and will not be considered in construing or interpreting any of the terms or provisions hereof.

11.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which will constitute one agreement that binds all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Agreement may be delivered by facsimile transmission or by scanned e-mail transmission. This Agreement will be considered to have been executed by a person if there exists a photocopy, facsimile copy, or a photocopy of a facsimile copy of an original hereof or of a counterpart hereof which has been signed by such person. Any photocopy, facsimile copy, or photocopy of facsimile copy of this Agreement or a counterpart hereof will be admissible into evidence in any proceeding as though the same were an original.

11.15 Representations.

(a) Each Member hereby represents to the Company and each other Member that: (i) the Member is duly organized, validly existing and in good standing under the laws of its state of formation, (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary and appropriate action, (iii) this Agreement constitutes a valid and binding obligation of the Member, enforceable against it in accordance with the terms hereof, and (iv) the Interest is being acquired by the Member (A) solely for investment for the Member’s own account and not as nominee or agent or otherwise on behalf of any other Person, and (B) not with a view to or with any present intention to reoffer, resell, fractionalize, assign, grant any participation interest in, or otherwise distribute the Interest.

31

(b) Each Member agrees to indemnify the Company and each of the other Members from and against any and all damage, loss, liability, cost and expense (including reasonable attorneys’ fees) which any of them may incur as a result of the failure of any representation by the indemnifying Member to be accurate.

11.16 Governing Law and Agreement Supersedes Act. This Agreement will be governed by and construed in accordance with the laws of Delaware. The provisions of this Agreement will supersede and control over any and all provisions of the Act to the contrary, to the maximum extent permitted by the Act.

11.17 Mediation; Arbitration.

(a) The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration in accordance with the JAMS International Arbitration Rules pursuant to the clause set forth in Section (e) below. The place of mediation and/or arbitration will be Los Angeles, California. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(b) Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested.

(c) The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The mediator and any arbitrator shall have no less than 10 years of experience in the entertainment industry focusing on filmed content. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs.

(d) All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

(e) Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire.

(f) At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements of Section (c) above.

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(g) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

11.18 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE COMPANY AND THE MEMBERS HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING, COUNTERCLAIM OR DEFENSE BASED ON THIS AGREEMENT, OR ARISING OUT OF, UNDER OR IN ANY WAY CONNECTED TO THIS AGREEMENT OR THE COMPANY, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO RELATING TO THE COMPANY OR THIS AGREEMENT.

11.19 Agreement Drafted by Counsel to Member. Each Member acknowledges that (i) Polsinelli LLP, has prepared the Certificate and this Agreement on behalf of and in its capacity as counsel for Cinedigm and (ii) the other Members have been advised and encouraged by such law firm to seek independent counsel.

11.20 Attorneys Fees. In the event of a dispute between any of the parties hereto relating to the Company, the prevailing party or parties in such dispute shall be entitled to an award of its reasonable legal fees and expenses against the non-prevailing party or parties.

[Remainder of page left blank intentionally.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

THE COMPANY:	THE MEMBERS:

CINEDIGM ENTERTAINMENT CORP.
By:	By:
Name:	Name:
Title:	Title:

WIZARD WORLD, INC.

By:
Name:
Title:

BRISTOL CAPITAL, LLC

By:
Name:
Title:

ROAR, LLC

By:
Name:
Title:

34

SCHEDULE A

LIST OF MEMBERS

Name and Address	Number of Units and Class	Percentage Interest
Cinedigm Entertainment Corp. 1901 Ave. of the Stars, 12th Floor Los Angeles, California 90067 Attn: Gary Loffredo, General Counsel Tax I.D. #13-3578656	475 Class A Units 375 Class C Units	47.5% 37.5%

Wizard World, Inc. 1350 Avenue of the Americas, 2nd Floor New York NEW YORK 10019 Attn: John Macaluso, CEO Tax I.D. #27-3627438	100 Class A Units	10%

ROAR, LLC 9701 Wilshire Blvd., 8th Floor Beverly Hills, CA 90210 Tax I.D. # 95-4841047	25 Class B Non-Voting Profits Interest Units	2.5%

Bristol Capital, LLC 1100 Glendon Ave., Suite 850 Los Angeles, CA 90024 Tax I.D. # 95-4717240	25 Class B Non-Voting Profits Interest Units	2.5%

Initial Cash Capital Contributions

Cinedigm – $1,577,529.01

Wizard World – $1,577,529.01

A-1

Wizard World Non-Cash Contributions

URLs:	[ ]
[ ]	Contvstore.com
[ ]	Con.TV
[ ]	Comiccon.tv
[ ]	comicconchannel.com
[ ]	Comicconchannel.info
[ ]	Comicconchannel.net
[ ]	Comicconchannel.org
[ ]	Comicconnetwork.com
[ ]	Comicconnetwork.info
[ ]	Comicconnetwork.net
[ ]	Comicconnetwork.org
[ ]	con-tv.com
[ ]	Contv.com
[ ]	Contv.us
[ ]	Thecomicconchannel.com
[ ]	Thecomicconchannel.info
[ ]	Thecomicconchannel.net
[ ]	Thecomicconchannel.org
[ ]	Thecomicconnetwork.com
[ ]	hecomicconnetwork.info
[ ]	hecomicconnetwork.net
[ ]	hecomicconnetwork.org

Trademarks –

“Con TV” – USPTO Class 41 #86276177;Class 38 # 86276167

Wizard World Comic Con TV

Class: 38

Serial Number: 86276196

Wizard World Comic Con TV

Class: 41

Serial Number: 86276209

A-2

SCHEDULE B

TAX EXHIBIT

1. Definitions. As used in this Tax Exhibit, the following terms will have the following meanings, unless the context otherwise specifies:

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year; and (ii) reduced by the items described in Treasury Regulation §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Company Minimum Gain” will have the same meaning as partnership minimum gain set forth in Treasury Regulation § 1.704-2(d). Company Minimum Gain will be determined, first, by computing for each Nonrecourse Liability any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability and, then, aggregating the separately computed gains. For purposes of computing gain, the Company will use the basis of such property which is used for purposes of maintaining Capital Accounts under Section 3.3 of the Agreement. In any taxable year in which a Revaluation occurs, the net increase or decrease in Company Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Company Minimum Gain using the current year’s book value and the prior year’s amount of Company Minimum Gain, and (2) adding back any decrease in Company Minimum Gain arising solely from the Revaluation.

“Credits” means all investment and other tax credits allowed by the Code with respect to activities of the Company or the Property.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), except that for this purpose (i) all items of income, gain, deduction or loss required to be separately stated by Code Section 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures in accordance with Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specifically allocated in Article 4 of the Agreement.

“Member Minimum Gain” will have the same meaning as partner nonrecourse debt minimum gain as set forth in Treasury Regulation § l.704-2(i)(3). With respect to each Member Nonrecourse Debt, Member Minimum Gain will be determined by computing for each Member Nonrecourse Debt any gain which the Company would realize if the Company disposed of the property subject to that liability for no consideration other than full satisfaction of such liability. For purposes of computing gain, the Company will use the basis of such property which is used for purposes of maintaining Capital Accounts. In any taxable year in which a Revaluation occurs, the net increase or decrease in Member Minimum Gain for such taxable year will be determined by: (1) calculating the net decrease or increase in Member Minimum Gain using the current year’s book value and the prior year’s amount of Member Minimum Gain, and (2) adding back any decrease in Member Minimum gain arising solely from the Revaluation.

B-1

“Member Nonrecourse Debt” will have the same meaning as partner nonrecourse debt set forth in Treasury Regulation § 1.704-2(b)(4).

“Member Nonrecourse Deductions” will have the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2). Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(i).

“Nonrecourse Deduction” will have the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2(b)(1). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(d)) during such year reduced (but not below zero) by the aggregate distributions made during the year of proceeds of a Nonrecourse Liability that are allocable to an increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Nonrecourse Liability” means a Company liability with respect to which no Member bears the economic risk of loss as determined under Treasury Regulation § 1.752-1(a)(2).

“Revaluation” means the occurrence of an event described in clause (v), (w), (x), (y) or (z) of Section 2 below in which the book basis of Property is adjusted to its Fair Value.

2. Capital Accounts. Each Member’s Capital Account will be (a) increased by (i) the amount of money contributed by such Member, (ii) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, in accordance with Article 4 of the Agreement, of Company income and gain (or items thereof), and (iv) to the extent not already netted out under clause (b)(ii) below, the amount of any Company liabilities assumed by the Member or which are secured by any property distributed to such Member; and (b) decreased by (i) the amount of money distributed to such Member, (ii) the Fair Value of property distributed to such Member (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Code Section 752), (iii) allocations to such Member, in accordance with Article 4 of the Agreement, of Company loss and deduction (or items thereof), and (iv) to the extent not already netted out under clause (a)(ii) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

B-2

In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the assignee will succeed to the Capital Account of the assignor to the extent it relates to the transferred interest, except as otherwise provided in the written transfer agreement between the assignor and assignee.

In the event of (v) the grant of a more than de minimis Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of being a Member, (w) an additional capital contribution by an existing or an additional Member of more than a de minimis amount or a distribution of property which results in a shift in Percentage Interests, (x) the distribution by the Company to a Member of more than a de minimis amount of property (other than cash), (y) a distribution of Property in exchange for an Interest, or (z) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the book basis of the Company Property will be adjusted to Fair Value and the Capital Accounts of all the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized gain and loss equal to the amount of such aggregate net adjustment.

If Property is subject to Code Section 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph in accordance with Section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Members’ Capital Accounts will be adjusted in accordance with Section 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Members of depreciation, amortization and gain or loss, as computed for book purposes (and not tax purposes) with respect to such property.

The foregoing provisions of this Section 2 and the other provisions of the Agreement relating to the maintenance of capital accounts are intended to comply with Treasury Regulation § 1.704-1(b) and Treasury Regulation § 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. To the extent necessary to comply with Treasury Regulation § 1.704-1(b)(2)(ii)(d), a Member’s Capital Account will be reduced for the adjustments and allocations set forth in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6). In the event a Majority in Interest determines that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, such Majority in Interest may cause such modification to be made without the consent of all the Members, provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company. In addition, a Majority in Interest may amend this Agreement in order to comply with such Treasury Regulations as provided in Section 3(j) of this Tax Exhibit.

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3. Special Rules Regarding Allocation of Tax Items. Notwithstanding the provisions of Article 4 of the Agreement, the following special rules will apply in allocating the net income or net loss of the Company:

(a) Section 704(c) and Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, and notwithstanding any subsequent repeal or modification thereof, income, gain, loss and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value at the time of contribution. In the event of the occurrence of a Revaluation, subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder. Allocations in accordance with this Section 3(a) are solely for income tax purposes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account, distributions or share of income or loss, in accordance with any provision of this Agreement.

(b) Minimum Gain Chargeback. Notwithstanding any other provision of Article 4 of the Agreement, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage share of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent: (1) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Liability, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (2) the Member contributes capital to the Company that is used to repay the Nonrecourse Liability and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (3) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement.

A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Company taxable year will equal: (1) the sum of the nonrecourse deductions allocated to that Member up to that time and the distributions made to that Member up to that time of proceeds of a Nonrecourse Liability allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus his aggregate share of decreases resulting from revaluations of Company Property subject to Nonrecourse Liabilities. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Liabilities into Nonrecourse Liabilities in accordance with Treasury Regulation § 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account.

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(c) Member Minimum Gain Chargeback. Notwithstanding any other provision of Article 4 of the Agreement, if there is a net decrease in Member Minimum Gain during a Company taxable year, any Member with a share of that Member Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5)) as of the beginning of the year will be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704-2(i)(4), a Member is not subject to the Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a nonrecourse debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Member’s share of Company Minimum Gain.

(d) Qualified Income Offset. In the event any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704.1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year) will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 3(d) will be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under Article 4 of the Agreement have been made.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any taxable year or other period will be allocated to the Members in proportion to their Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deduction will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(g) Curative Allocations. Any special allocations of items of income, gain, deduction or loss in accordance with Sections 3(b), (c), (d), (e), (f) and (h) of this Tax Exhibit will be taken into account in computing subsequent allocations of income and gain in accordance with Article 4 of the Agreement, so that the net amount of any items so allocated and all other items allocated to each Member in accordance with Article 4 of the Agreement will, to the extent possible, be equal to the net amount that would have been allocated to each such Member in accordance with the provisions of Article 4 of the Agreement if such adjustments, allocations or distributions had not occurred.

(h) Loss Allocation Limitation. Notwithstanding the other provisions of Article 4 of the Agreement, unless otherwise agreed to by all of the Members, no Member will be allocated Loss in any taxable year which would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

(i) Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752-3(a)(3), each Member’s interest in Company profits is equal to its respective Percentage Interest.

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(j) Compliance with Treasury Regulations. The foregoing provisions of this Section 3 are intended to comply with Treasury Regulation §§ 1.704-1, 1.704-2 and 1.752-1 through 1.752-5, and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event it is determined by a Majority in Interest that it is prudent or advisable to so amend this Agreement in order to comply with such Treasury Regulations, such Majority in Interest is empowered to amend or modify this Agreement without the consent of all the Members, notwithstanding any other provision of the Agreement.

(k) General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such net income or net loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the Members using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

4. Rules with respect to noncompensatory options. The parties agree that: (i) the terms of Section 3.2(b) of the Agreement represent a “noncompensatory option,” as such term is defined in Treasury Regulation §1.721-2(f); (ii) that Wizard World, the holder of such noncompensatory option, is not treated as a Member (or a partner) under Treasury Regulation §1.761-3 merely by virtue of being a holder of such noncompensatory option, and (iii) notwithstanding anything to the contrary in this Agreement:

(a) Pursuant to Treasury Regulation §1.704-1(b)(4)(ix)(a)(2), this Agreement requires that, while any noncompensatory option is outstanding, the Company will comply with the rules of Treasury Regulation §1.704-1(b)(2)(iv)(f) and that, on the exercise of any noncompensatory option, the Company will comply with the rules of Treasury Regulation §1.704-1(b)(2)(iv)(s).

(b) Pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(s)(1), in lieu of revaluing the Company’s property under Treasury Regulation §1.704-1(b)(2)(iv)(f) immediately before the exercise of the option, the Company must revalue Company property in accordance with the provisions of Treasury Regulation §§1.704-1(b)(2)(iv)(f)(1) through (f)(4) immediately after the exercise of the option.

(c) Pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(s)(2), in determining the Capital Accounts of the Members (including the exercising Member) under Treasury Regulation §1.704-1(b)(2)(iv)(s)(1), the Company will first allocate any unrealized income, gain, or loss in Company property (that has not been reflected in the Capital Accounts previously) to the exercising Member to the extent necessary to reflect that Member’s right to share in Company capital under this Agreement, and then allocate any remaining unrealized income, gain, or loss (that has not been reflected in the Capital Accounts previously) to the existing Members, to reflect the manner in which the unrealized income, gain, or loss in Company property would be allocated among those Members if there were a taxable disposition of such property for its fair market value on that date. For purposes of the preceding sentence, if the exercising Member’s initial Capital Account as determined under Treasury Regulation §1.704-1(b)(2)(iv)(b) and Treasury Regulation §1.704-1(d)(4) would be less than the amount that reflects the exercising Member’s right to share in Company capital under this Agreement, then only income or gain may be allocated to the exercising Member from Company properties with unrealized appreciation, in proportion to their respective amounts of unrealized appreciation. If the exercising Member’s initial Capital Account, as determined under Treasury Regulation §1.704-1(b)(2)(iv)(b) and Treasury Regulation §1.704-1(d)(4), would be greater than the amount that reflects the exercising Member’s right to share in Company capital under this Agreement, then only loss may be allocated to the exercising Member from Company properties with unrealized loss, in proportion to their respective amounts of unrealized loss. However, any allocation must take into account the economic arrangement of the Members with respect to the property.

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(d) Pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(s)(3), if, after making the allocations described in Treasury Regulation §1.704-1(b)(2)(iv)(s)(2), the exercising Member’s Capital Account does not reflect that Member’s right to share in Company capital under this Agreement, then the Company reallocates Company capital between the existing Members and the exercising Member so that the exercising Member’s Capital Account reflects the exercising Member’s right to share in Company capital under this Agreement (a Capital Account reallocation). Any increase or decrease in the Capital Accounts of existing Members that occurs as a result of a Capital Account reallocation under Treasury Regulation §1.704-1(b)(2)(iv)(s)(3) must be allocated among the existing Members in accordance with the principles of Treasury Regulation §1.704-1(b)(2)(iv)(s).

(e) Pursuant to Treasury Regulation §1.704-1(b)(2)(iv)(s)(4), this Agreement requires corrective allocations (as set forth in Treasury Regulation §1.704-1(b)(4)(x)) so as to take into account all Capital Account reallocations made under Treasury Regulation §1.704-1(b)(2)(iv)(s)(3).

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SCHEDULE C

AMENDED AND RESTATED LICENSE AGREEMENT AND SERVICES AGREEMENT

OF WIZARD WORLDAND LICENSE AGREEMENT AND SERVICES AGREEMENT OF CINEDIGM

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